EXHIBIT 99.2

                          FIRST NORTHWEST BANCORP, INC.
                             2002 STOCK OPTION PLAN

SECTION 1. GENERAL PURPOSE OF PLAN; DEFINITIONS.

         The name of the plan is the First Northwest Bancorp, Inc. 2002 Stock Option Plan (the "Plan"). The purpose of the Plan is to enable the Bank (as hereinafter defined) to obtain and retain competent personnel who will contribute to the Company's and the Bank's success by their ability, ingenuity and industry and to provide incentives to the participating officers, employees and non-employee directors.

         For purposes of the Plan, the following terms shall be defined as set forth below:

         (a) "Bank" means First Northwest Bank, an Illinois state-chartered bank and a wholly owned subsidiary of the Company.

         (b) "Board" means the Board of Directors of the Company.

         (c) "Change in Control" has the meaning given in Section 10 of the Plan.

         (d) "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

         (e) "Committee" means the Compensation Committee or any other committee the Board may subsequently appoint to administer the Plan. The Committee shall be composed entirely of directors who meet the qualifications referred to in
Section 2 of the Plan.

         (f) "Company" means First Northwest Bancorp, Inc., a corporation incorporated under the laws of the State of Delaware (or any successor corporation).

         (g) "Disability" means being permanently and totally disabled under any insurance program of the Company or the Bank.

         (h) "Disinterested Person" shall have the meaning set forth in Rule 16b-3 ("Rule 16b-3"), as promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended from time to time (the "Exchange Act"), or any successor definition adopted by the Securities and Exchange Commission.

         (i) "Eligible Employee" means an employee or director of the Company or the Bank as described in Section 4 of the Plan.

         (j) "Fair Market Value" means, as of any given date, with respect to any Stock Options granted hereunder, the fair market value of the Company's Stock, as that term is defined for tax purposes, as of such date reasonably determined in good faith by the Committee.

         (k) "Incentive Stock Option" means any Stock Option intended to qualify as an "incentive stock option" within the meaning of Section 422 of the Code.

         (l) "Non-affiliated Director" means any member of the Board and any member of the Board of Directors of the Bank who is not an officer or full-time employee of the Company or the Bank.

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         (m) "Nonqualified Stock Option" means any Stock Option that is not an
Incentive Stock Option.

         (n) "Optionee" means a Participant granted a Stock Option pursuant to
Section 5 or Section 7 of the Plan which remains outstanding.

         (o) "Participant" means any Eligible Employee selected by the Committee, pursuant to the Committee's authority in Section 2 of the Plan, to receive Stock Options and, solely to the extent provided by Section 7 of the Plan, Non-affiliated Directors of the Company and the Bank.

         (p) "Retirement" means (i) retirement from active employment under a pension plan of the Company or the Bank or under an employment contract with either of them or (ii) termination of employment at or after age 65 under circumstances which the Committee, in its sole discretion, deems equivalent to retirement.

         (q) "Stock" means the common stock of the Company, par value $0.01 per share.

         (r) "Stock Option" means any option to purchase shares of Stock granted pursuant to Section 5 or Section 7 of the Plan.

SECTION 2. ADMINISTRATION.

         The Plan shall be administered by the Committee, composed of not less than two non-affiliated directors, who shall be appointed by the Board and who shall serve at the pleasure of the Board. In the event that a Committee has not been appointed, then the Plan shall be administered by the Board which shall have all of the power and authority of the Committee set forth below until such time as a Committee is appointed. The Committee shall have the power and authority in its sole discretion to grant Stock Options, in addition to those granted herein, to Eligible Employees and Directors pursuant to the terms and provisions of the Plan.

         In particular, the Committee shall have full authority, not inconsistent with the Plan to:

         (a) select Participants from among the Eligible Employees;

         (b) determine whether and to what extent Stock Options are to be granted to Eligible Employees hereunder;

         (c) determine the number of shares of Stock to be covered by each such Stock Option granted hereunder, but in no case shall such number be in the aggregate greater than that allowed under the Plan;

         (d) determine the terms and conditions of any Stock Option granted hereunder;

         (e) waive compliance by a Participant with any obligation to be performed by him or her under any Stock Option and to waive any term or condition of any such Stock Option (provided, however, that no such waiver shall detrimentally affect the rights of a Participant without such Participant's consent); and

         (f) determine the terms and conditions which shall govern all written agreements evidencing the Stock Options.

         Not withstanding the above powers, the Committee shall not make any determination or waiver which would disqualify any Incentive Stock Option under the Code.

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         The Committee with consent of the Board shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable; to interpret the provisions of the Plan and the terms and conditions of any Stock Option issued, expired, terminated, canceled or surrendered under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan.

         All decisions made by the Committee pursuant to the provisions of the Plan and as to the terms and conditions of any Stock Option (and any agreements relating thereto) shall be final and binding on all persons, including the Company and the Participants.

SECTION 3. NUMBER OF SHARES OF STOCK SUBJECT TO PLAN.

         The total number of shares of Stock reserved and available for issuance under the Plan shall be one hundred fifty thousand (150,000). Such shares of Stock may consist, in whole or in part, of authorized and unissued shares of Stock or issued shares of Stock reacquired by the Company at any time, as the Board may determine.

         To the extent that a Stock Option expires or is otherwise terminated, canceled or surrendered without being exercised (including, without limitation, in connection with the grant of a replacement option), the shares of Stock underlying such Stock Option shall again be available for issuance in connection with future Stock Options under the Plan.

         In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, or other change in corporate structure or capitalization affecting the Stock, the Committee in its sole discretion may make an adjustment or substitution in the number and class of shares reserved for issuance under the Plan, the number and class of shares set forth as the annual maximum pursuant to this Section 3, the number and class of shares covered by outstanding Stock Options and the option price per share of Stock Options to reflect the effect of such change in corporate structure or capitalization on the Stock; provided, however, that any fractional shares resulting from such adjustment shall be eliminated; and, provided, further, however, that unless the Committee in its sole discretion determines otherwise, any issuance by the Company of shares of stock of any class or securities convertible into shares of stock of any class shall not affect, and no such adjustment or substitution by reason thereof shall be made with respect to, the number or class of shares reserved for issuance under the Plan, the number or class of shares covered by outstanding Stock Options or any option price or applicable price.

SECTION 4. ELIGIBILITY.

         Non-affiliated Directors, officers and other employees of the Company and the Bank who are responsible for or contribute to the management, growth or profitability of the business of the Company or the Bank shall be eligible to be granted Stock Options.

SECTION 5. STOCK OPTIONS.

         (a) Grant and Exercise. Upon the grant to an Optionee, each Optionee shall enter into a Stock Option agreement ("Stock Option Agreement") with the Company, which agreement shall set forth, among other things, the option price of the Stock Option, the term of the Stock Option and conditions regarding exercisability of the Stock Option granted thereunder.

                  (i) Nature of Options. The Committee shall have the authority to grant any Participant either Incentive Stock Options, Nonqualified Stock Options or both types of Stock Options provided that only an employee may be granted an Incentive Stock Option. Any Stock Option which does not qualify as an Incentive Stock Option, or the terms of which at the time of

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         its grant provide that it shall not be treated as an Incentive Stock
         Option, shall constitute a Nonqualifed Stock Option.

                  (ii) Exercisability. Subject to such terms and conditions as shall be determined by the Committee in its sole discretion at or after the time of grant, Stock Options shall be immediately and fully exercisable on and after the date of grant of the Stock Option and before the expiration of the stated term of the Stock Option (or to such lesser extent as the Committee in its sole discretion shall determine at the time of grant or to such greater extent as the Committee in its sole discretion shall determine at or after the time of grant).

                  (iii) Method of Exercise. Stock Options may be exercised by giving written notice of exercise delivered in person or by mail as required by the terms of any Stock Option Agreement at the Company's principal executive office, specifying the number of shares of Stock with respect to which the Stock Option is being exercised, accompanied by payment in full of the option price in cash or its equivalent as determined by the Committee in its sole discretion. If requested by the Committee, the Optionee shall deliver to the Company the Stock Option Agreement evidencing the Stock Option being exercised for notation thereon of such exercise and return thereafter such Stock Option Agreement to the Optionee. An Optionee shall generally have the right to dividends or other rights of a shareholder with respect to shares of Stock subject to the Stock Option only after the Optionee has given written notice of exercise, has paid in full for such shares of Stock, and, if requested, has made the representations described in Section 11(a) of the Plan.

         (b) Terms and Conditions. Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable.

                  (i) Option Price. The option price per share of Stock purchasable under a Stock Option shall not be less than 100% of the Fair Market Value of the Stock on the date of the grant; provided, however, that if any Participant owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or the Bank when an Incentive Stock Option is granted to such Participant, the option price of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be not less than 110% of the Fair Market Value of the Stock on the date such Incentive Stock Option is granted.

                  (ii) Option Term. The term of each Stock Option shall be fixed by the Committee at the time of grant, but no Stock Option shall be exercisable more than ten years after the date such Stock Option is granted; provided, however, that if any Participant owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company or the Bank when an Incentive Stock Option is granted to such Participant; such Stock Option (to the extent required by the Code at time of grant) shall not be exercisable more than five years from the date such Incentive Stock Option is granted.

                  (iii) Transferability of Options. No Stock Options shall be transferable by the Optionee otherwise than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the Optionee's lifetime, only by the Optionee.

                  (iv) Option Exercise After Termination by Reason of Disability or Retirement. If an Optionee's employment with the Company or the Bank terminates by reason of Disability or Retirement, any Stock Option held by such Optionee may thereafter be exercised until the

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         expiration of the stated term of such Stock Option to the extent to which the Optionee would on the date of exercise have been entitled to exercise the Stock Option if such Optionee had continued to be employed by the Company or the Bank (or to such greater or lesser extent as the Committee in its sole discretion shall determine at or after the time of grant). In the event of a termination of employment by reason of Disability or Retirement, if an Incentive Stock Option is exercised after the expiration of the exercise period that applies for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Nonqualified Stock Option.

                  (v) Option Exercise After Termination by Consent. If an Optionee's employment with the Company or the Bank is terminated by the Company or the Bank under mutually satisfactory conditions, the Committee, in its sole discretion, may permit the Optionee to exercise any Stock Option held by such Optionee for a period of one year (or such shorter period as the Committee in its sole discretion shall specify at or after the time of grant) from the date of such termination or until the expiration of the stated term of such Stock Option, whichever period is shorter, to the extent to which the Optionee would on the date of exercise have been entitled to exercise the Stock Option if such Optionee had continued to be employed by the Company or the Bank (or to such greater or lesser extent as the Committee in its sole discretion shall determine at or after the time of grant). In the event of a termination of employment by the Company or the Bank under mutually satisfactory conditions, if an Incentive Stock Option is exercised after the expiration of the exercise period that applies for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Nonqualified Stock Option.

                  (vi) Option Exercise After Termination by Death. If (x) an Optionee's employment with the Company or the Bank terminates by reason of death; or (y) an Optionee dies within the one year period (or such shorter period as the Committee shall have specified for exercise in accordance with Section 5(a)(v) of the Plan) following termination under mutually satisfactory conditions as set forth in the first sentence of Section 5(a)(v) of the Plan, any Stock Option held by such Optionee may thereafter be exercised by the legal representative of the estate or by the legatee of the Optionee under the will of the Optionee for a period of one year (or such shorter period as the Committee in its sole discretion shall specify at or after the time of grant) from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is shorter, to the extent to which the Optionee would on the date of exercise have been entitled to exercise the Stock Option if such Optionee had continued to be employed by the Company or the Bank (or to such greater or lesser extent as the Committee in its sole discretion shall determine at or after the time of grant).

                  (vii) Restriction on Exercise After Termination. Notwithstanding the provisions of this Section 5, but subject to the provisions of Section 10 of the Plan, the exercise of any Stock Option after termination of employment shall be subject to satisfaction of the conditions precedent that the Optionee neither (x) directly or indirectly owns, manages, operates or controls, or participates in the ownership, management, operation or control of, or becomes employed by or connected in any manner with, any financial institution having an office located within twenty miles of any office of the Bank as of the date of termination, nor (y) conducts himself in a manner adversely affecting the Company or the Bank. If Optionee violates the terms of this Section 5(b)(vii), then the Company shall have the right to purchase all shares of Stock purchased within the eighteen (18) month period immediately preceding the date of termination pursuant to a Stock Option, in accordance with the procedures for such purchase right as are set forth in Section 5(b)(viii) below.

                  (viii) Other Termination. If Optionee's employment, or in the case of a Non-Affiliated Director his or her service as a director, is terminated by the Company or the Bank for "Cause,"

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         as defined below, all Stock Options held by the Optionee will terminate and be no longer exercisable in whole or in part and all shares of Stock previously purchased pursuant to a Stock Option ("Purchased Shares"), whether held by an Optionee or by one or more transferees, shall be subject to purchase by the Company pursuant to the terms and conditions set forth in this Section 5(b)(viii). For purposes of this Plan, "Cause" shall exist if any of the following has occurred: (A) the Optionee is found guilty or has pleaded nolo contender to a felony, (B) the Optionee has engaged in one or more unsafe and unsound banking practices or material violations of a law or regulation applicable to the Bank, or (C) the Optionee improperly discloses or uses any confidential information of the Bank. The purchase price for shares of Stock purchased by the Company pursuant to this Section 5(b)(viii) shall be equal to the higher of the option price paid therefor by the Optionee or the Fair Market Value of such shares at the time of purchase. The Company may elect to purchase all (but not less than all) of the Purchased Shares by delivery of written notice (the "Purchase Notice") to the Optionee (and any permitted transferee of the Purchased Shares) within 60 days after the termination date. The Purchase Notice shall set forth the number of shares of Stock to be acquired from each holder and the aggregate consideration to be paid for such shares. The closing of any purchase transaction pursuant to this Section 5(b)(viii) shall take place on the date designated in the Purchase Notice, which date shall not be more than thirty (30) and not less than ten (10) days after delivery of the Purchase Notice. The Company shall be entitled to receive customary representations and warranties with respect to the seller's title to the shares of Stock to be purchased hereunder.

                  (ix) Annual Limit on Incentive Stock Options. To the extent required for incentive stock option treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the shares of Stock with respect to which Incentive Stock Options granted under the Plan and all other option plans of the Company or the Bank become exercisable for the first time by an Optionee during any calendar year shall not exceed $100,000; provided, however, that if the aggregate Fair Market Value (so determined) of the shares of Stock covered by such options exceeds $100,000 during any year in which they become exercisable, such options with a Fair Market Value in excess of $100,000 will be Nonqualified Stock Options.

SECTION 6. RIGHTS OF FIRST REFUSAL.

         (a) In the event that an Optionee shall desire to sell, assign, transfer, convey or pledge any or all of the Purchased Shares to a third party who has made a bona fide offer therefor, the Optionee must first give at least thirty (30) days' prior written notice (the "Sale Notice") to the Company of such desire to dispose of the Purchased Shares, which Sale Notice shall also state the name, address and telephone number of the proposed transferee, the number of shares to be so sold, assigned, transferred, conveyed or pledged, the amount of consideration to be paid, the payment terms and the other terms of the transfer. The Sale Notice shall be accompanied by a copy of the written offer signed by the proposed purchaser, which offer shall be genuine and valid in all respects. The Company shall be permitted to take all steps reasonably necessary to verify the authenticity and validity of the offer and its description in the Sale Notice and the financial ability of the proposed purchaser to consummate the transaction. The Company may, within thirty (30) days after its receipt of the Sale Notice, exercise an option to purchase all but not less than all of the Purchased Shares that are the subject of the Sale Notice at the higher of (i) the price stated in the Sale Notice or (ii) the Fair Market Value of such shares as of the date of the Sale Notice.

         (b) In the event that other than by reason of Optionee's death the Purchased Shares are transferred by operation of law to any person (including, without limitation, a trustee in bankruptcy, a purchaser at any creditors' or court sale, or a guardian or conservator), or if by reason of Optionee's death any Purchased Shares are transferred to any person, other than as set forth in
(h) below, the Company

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shall have the right to purchase all but not less than all of the Purchased
Shares so transferred in the same manner and upon the same terms as provided in
(a) above, provided that the purchase price of the Purchased Shares shall be the Fair Market Value of such shares.

         (c) The Company shall exercise an option granted in (a) or (b) above by delivering written notice thereof within the time therein provided to the Optionee in the case of an option under (a) and to the transferee in the case of an option under (b).

         (d) If the purchase options granted in this Section 6 are forfeited or the Company does not exercise its option to purchase the shares in compliance with the terms of this Section 6, then the Purchased Shares may, within ten (10) days after the expiration of the Company's option, be transferred to the transferee named in the Sale Notice upon the terms therein stated free and clear of the terms of this Agreement, or in the case of options under (b), the Purchased Shares shall, if so elected in writing by the Optionee's transferee within thirty (30) days after the expiration of such option, be held by the Optionee's transferee free and clear of the terms of this Agreement.

         (e) If in the case of an unexercised option under (a), the transfer is not made within the ten (10) days period specified in (d) above to the transferee named in the Sale Notice and upon the same terms and conditions stated in the Sale Notice, the Purchased Shares transferred shall remain subject to all terms of this Agreement.

         (f) An Optionee, the personal representative of an Optionee's estate or Optionee's transferee, as the case may be, shall vote in favor of the Company's exercise of the option granted to it by this Section 6 at any meeting of shareholders or directors called for such purpose, unless the purchase by the Company of the Purchased Shares would be illegal or would violate any agreement then in effect with the creditors of the Company, or a majority of the remaining shareholders or directors votes against the Company's exercise of such option.

         (g) The closing of a repurchase of the Purchased Shares under this
Section 6 shall take place at the offices of the Company, at a time and date to be mutually agreed between the parties, which date shall be within thirty (30) days after the receipt by an Optionee or his or her transferee, as the case may be, of the Company's notice of its election to repurchase the Purchased Shares. At the Closing, the Company shall deliver to the selling party the purchase price of the Purchased Shares in immediately available funds, and the selling party shall deliver to the Company the certificates evidencing the Purchased Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank.

         (h) Notwithstanding anything contained in this Section 6 to the contrary, the options granted to the Company pursuant to this Section 6 shall not apply to (i) any transfer by an Optionee of Purchased Shares to a trust of which he is the grantor and he and/or members of his immediate family are beneficiaries; or (ii) the transfer of Purchased Shares, by reason of death or otherwise, to members of Optionee's immediate family; provided, however, that in the event of any transfer described in (i) or (ii), the transferee shall, as a condition to such transfer, agree in writing to be bound by the terms of this
Section 6. For purposes of this Plan, "Optionee's immediately family" shall be deemed to be his spouse, children, siblings (but not their spouses or children) and parents.

SECTION 7. GRANT OF STOCK OPTIONS TO NON-AFFILIATED DIRECTORS.

         (a) The Company has the right to grant options to non-affiliated Directors from time to time subject to the terms and conditions contained in this Plan. All such Stock Options shall be designated as Nonqualified Stock Options.

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         (b) Such Stock Options are immediately and fully exercisable on and after the date of grant and before the expiration of the stated term of the Stock Option, which shall be ten years from the date of grant, and each Non-affiliated Director may at any time or from time to time exercise the Stock Option with respect to all or any portion of the shares of Stock covered thereby.

         (c) If a Non-affiliated Director's service with the Company or the Bank terminates by reason of permanent and total disability or retirement from active service as a director of the Company or the Bank, any Stock Option held by such Non-affiliated Director may be exercised until the expiration of the Stock Option, to the extent to which the individual would on the date of exercise have been entitled to exercise the Stock Option if such individual had continued to serve as a Non-affiliated Director.

         (d) If a Non-affiliated Director's service with the Company or the Bank is terminated by the Company or the Bank under mutually satisfactory conditions, the Committee, in its sole discretion, may permit such Non-affiliated Director to exercise any Stock Option held by such Non-affiliated Director for a period of one year (or such shorter period as the Committee in its sole discretion shall specify at or after the time of grant) from the date of such termination or until the expiration of the stated term of such Stock Option, whichever period is shorter, to the extent to which the Non-affiliated Director would on the date of exercise have been entitled to exercise the Stock Option if such Non-affiliated Director had continued service as a director with the Company or the Bank (or to such greater or lesser extent as the Committee in its sole discretion shall determine at or after the time of grant).

         (e) If a Non-affiliated Director's service with the Company or the Bank terminates by reason of death or if a Non-affiliated Director dies within the one year period following termination under mutually satisfactory conditions, any Stock Option held by such Nonaffiliated Director may be exercised for a period of one year from the date of such termination or post-termination death, as the case may be, or until the expiration of the stated term of the Stock Option, whichever is shorter, to the extent to which the individual would on the date of exercise have been entitled to exercise the Stock Option if such individual had continued to serve as a Non-affiliated Director.

         (f) If a Non-affiliated Director's service with the Company or the Bank terminates for any other reason, the Stock Option granted by this Section 7 shall immediately terminate and be no longer exercisable in whole or in part, and all Purchased Shares shall be subject to purchase by the Company in accordance with Section 5(b)(viii) of this Plan.

         (g) Notwithstanding the provisions of this Section 7, but subject to the provisions of Section 10 of the Plan, the exercise of any Stock Option after termination of service as a director shall be subject to satisfaction of the conditions precedent that the Non-affiliated Director neither (x) directly or indirectly owns, manages, operates or controls, or participates in the ownership, management, operation or control of, or becomes employed by or connected in any manner with, any financial institution having an office located within twenty miles of any office of the Bank as of the date of termination, nor
(y) conducts himself in a manner adversely affecting the Company or the Bank.

         (h) All applicable provisions of this Plan not inconsistent with this
Section 7 shall apply to Stock Options granted to Non-affiliated Directors, including, without limitation, the provisions of Section 6; provided, however, that the Committee may not exercise discretion under any provision of the Plan with respect to Stock Options granted under this Section 7 to the extent that such discretion is inconsistent with Rule 16b-3.

SECTION 8. AMENDMENT AND TERMINATION.

         The Board may amend, alter, or discontinue the Plan, but no amendment, alteration, or discontinuation shall be made (x) which would impair the rights of a Participant under any Stock Option

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theretofore granted without such Participant's consent, or (y) which, without the approval of the shareholders of the Company (but only where such approval is necessary to satisfy then-applicable requirements of Rule 16b-3, any federal tax law relating to Incentive Stock Options or applicable state law), would:

                  (i) change the amount set forth in Section 2 (other than as may be required for compliance under applicable federal income tax or Employee Retirement Income Security Act of 1974, as amended, laws and regulations);

                  (ii) except as provided in Section 3 of the Plan, increase the total number of shares of Stock which may be issued under the Plan;

                  (iii) except as provided in Section 3 of the Plan, decrease the option price of any Stock Option to less than 100% of the Fair Market Value on the date of the grant of the Stock Option;

                  (iv) change the class of officers, employees or directors eligible to participate in the Plan; or

                  (v) extend (A) the period during which Stock Options may be granted or (B) the maximum period of any Stock Option under Section 5(b)(ii) of the Plan.

         Except as restricted herein with respect to Incentive Stock Options, the Committee may amend or alter the terms and conditions of any Stock Option theretofore granted, and of any agreement evidencing such Stock Option, prospectively or retroactively, but no such amendment or alteration shall impair the rights of any Participant under such Stock Option or agreement without such Participant's consent.

SECTION 9. UNFUNDED STATUS OF PLAN.

         The Plan is intended to constitute an "unfunded" plan. With respect to any payments not yet made and due to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company.

SECTION 10. CHANGE IN CONTROL.

         The following acceleration and valuation provisions shall apply in the event of a Change in Control notwithstanding other provisions of the Plan or any provisions of any applicable agreement to the contrary:

         (a) In the event of a Change in Control any Participant holding a Stock Option who is terminated by the Company or the Bank for any reason within the two-year period immediately following a Change in Control shall be permitted to exercise any Stock Option after such termination of employment at any time (x) during the period of one year from the date of grant of such Stock Option or (y) until the stated term of such Stock Option, whichever period is shorter.

         (b) For purposes of the Plan, "Change in Control" shall mean a Change in Control of the Company, which shall be deemed to have occurred if:

                  (i) any Person (as defined in this Section 10) is or becomes the Beneficial Owner (as defined in this Section 10) of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities (unless the event causing the 20% threshold to be crossed is an acquisition of securities directly from the Company);

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                  (ii) during any period of two consecutive years beginning
         after December 31, 2001, individuals who at the beginning of such period constitute the Board and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) of this Change in Control definition) whose election or nomination for election was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute a majority of the Board;

                  (iii) the shareholders of the Company approve and consummate a merger or consolidation of the Company with any other corporation (other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the entity surviving such merger or consolidation), in combination with voting securities of the Company or such surviving entity held by a trustee or other fiduciary pursuant to any employee benefit plan of the Company or such surviving entity or of the Bank or such surviving entity, at least 80% of the combined voting power of the securities of the Company or such surviving entity outstanding immediately after such merger or consolidation); or

                  (iv) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

         (c) For purposes of the definition of Change in Control, "Person" shall have the meaning as described to such term in Section 3(a)(9) of the Exchange Act as supplemented by Section 13(d)(3) of the Exchange Act; provided, however, that Person shall not include (i) the Company, the Bank or any other Person controlled by the Company, (ii) any trustee or other fiduciary holding securities under any employee benefit plan of the Company or of the Bank, (iii) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of securities of the Company, or (iv) any person who, as of December 31, 2001, was the beneficial owner (as defined in this Section 10) of securities of the Company representing 20% or more of the combined voting power.

         (d) For purposes of the definition of Change in Control, a Person shall be deemed the Beneficial Owner of any securities which such Person, directly or indirectly, has the right to vote or dispose of or has "beneficial ownership" (within the meaning of Rule 13d-3 under the Exchange Act) of, including pursuant to any agreement, arrangement or understanding (whether or not in writing); provided, however, that: (i) a Person shall not be deemed the Beneficial Owner of any security as a result of an agreement, arrangement or understanding to vote such security (x) arising solely from a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the Exchange Act and the applicable rules and regulations thereunder or (y) made in connection with, or to otherwise participate in, a proxy or consent solicitation made, or to be made, pursuant to, and in accordance with, the applicable provisions of the Exchange Act and the applicable rules and regulations thereunder; in either case described in clause
(x) or clause (y) above, whether or not such agreement, arrangement or understanding is also then reportable by such Person on Schedule 13 under the Exchange Act (or any comparable or successor report); and (ii) a Person engaged in business as an underwriter of securities shall not be deemed to be the Beneficial Owner of any securities acquired through such Person's participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition.

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SECTION 11. GENERAL PROVISIONS.

         (a) The Committee may require each Optionee purchasing shares of Stock pursuant to a Stock Option to represent to and agree with the Company in writing that such Optionee is acquiring the shares of Stock without a view to distribution thereof.

         All certificates for shares of Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed or quotation system on which the Stock is admitted for trading and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

         (b) Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of the Plan shall not confer upon any employee of the Company or the Bank any right to continued employment with the Company or the Bank as the case may be, nor shall it interfere in any way with the right of the Company or the Bank to terminate the employment of any of its employees at any time.

         (c) Each Participant shall be deemed to have been granted a Stock Option on the date the Committee took action to grant such Stock Option under the Plan or such later date as the Committee in its sole discretion shall determine at the time such grant is authorized.

         (d) Unless the Committee otherwise determines, each Participant shall, no later than the date as of which the value of an Stock Option first becomes includable in the gross income of the Participant for federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any federal, state or local taxes of any kind required by law to be withheld with respect to the Stock Option. The obligations of the Company under the Plan shall be conditional on such payment or arrangements and the Company (and, where applicable, the Bank) shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

         (e) No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, nor any officer, director or employee of the Bank shall be personally liable for any action, failure to act, determination or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company and the Bank acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, failure to act, determination or interpretation.

         (f) The Plan is intended to satisfy the applicable conditions of Rule 16b-3, and all interpretations of the Plan shall, to the extent permitted by law, regulations and rulings, be made in a manner consistent with and so as to satisfy the conditions of Rule 16b-3. The phrase "director or officer" as used in the Plan means any director or officer who is subject to the provisions of
Section 16(b) of the Exchange Act. Any provision of the Plan or the application of any provision of the Plan inconsistent with Rule l6b-3 shall be inoperative and shall not affect the validity of the Plan.

         In interpreting and applying the provisions of the Plan, any Stock Option granted as an Incentive Stock Option pursuant to the Plan shall to the extent permitted by law, regulations and rulings be construed as, and any ambiguity shall be resolved in favor of preserving its status as, an "incentive stock option" within the meaning of Section 422 of the Code. Once an Incentive Stock Option has been

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

granted, no action by the Committee that would cause such Stock Option to lose its status under the Code as an "incentive stock option" shall be effective as to such Incentive Stock Option unless taken at the request of or with the consent of the Optionee. Notwithstanding any provision to the contrary in the Plan or in any Incentive Stock Option granted pursuant to the Plan, if any change in law or any regulation or ruling of the Internal Revenue Service shall have the effect of disqualifying any Stock Option granted under the Plan which is intended to be an "incentive stock option" within the meaning of Section 422 of the Code, the Stock Option granted shall nevertheless continue to be outstanding as and shall be deemed to be a Nonqualified Stock Option under the Plan.

SECTION 12. EFFECTIVE DATE OF PLAN.

         The Plan shall be effective as of May 21, 2002 by approval of the Plan by the vote of the shareholders of the Company holding a majority of the shares of Stock of the Company present in person or by proxy at a duly held meeting of shareholders.

SECTION 13. TERM OF PLAN.

         No Stock Option shall be granted under the Plan on or after the tenth anniversary of the effective date of the Plan; provided, however, that Stock Options granted prior to such tenth anniversary may extend beyond that date.

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